Exhibit 4.44
     R208 — Mortgage Registration Form — Version 1.1

THE COMMONWEALTH OF THE BAHAMAS MORTGAGE REGISTRATION FORM (Page 1 of 2)

Official Number	IMO Number	Name of Ship	Port of Registry
8000947	9138680	AFRICAN IMPALA tbr FREE IMPALA	NASSAU
Propulsion and Engine Details			Vessel Dimensions
Propulsion: Single Propeller		Length:	151.71 metres
Type of Engines: Diesel		Breadth:	25.79 metres
Total Power: 6074 KW		Depth:	13.72 metres
Particulars of Tonnage
GROSS TONNAGE: 15888 tons		NET TONNAGE: 8036 tons

Whereas (a) there is an Account Current between (1) ADVENTURE NINE S.A., a corporation incorporated in and under the laws of the Republic of the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (hereinafter sometimes called the “Mortgagor”) and (2) FBB-FIRST BUSINESS BANK S.A., a bank incorporated in the Republic of Greece with its head office at 91 Michalakopoulou Street, 11528 Athens, Greece, acting except otherwise herein provided, through its office at 62, Notara and Sotiros Dios streets, 185 35 Piraeus, Greece (hereinafter sometimes called the “Mortgagee”) regulated by (i) a Deed of Covenant collateral to this Mortgage, bearing even date herewith and made between the Mortgagee and the Mortgagor and (ii) a Loan Agreement dated 31st March, 2008 made between (A) the Mortgagee, as lender and (B) the Mortgagor as borrower (therein and hereinafter also called the “Borrower”), whereby the Mortgagee has agreed to make available to the Borrower, under the terms and conditions set forth therein, a secured floating interest rate loan facility in the total amount of US Dollars twenty six million two hundred and fifty thousand (US$ 26,250,000) (which Deed of Covenant and Loan Agreement as the same may from time to time be amended and/or supplemented are hereinafter called the “Deed of Covenant” and “Loan Agreement” respectively) and whereas pursuant to the Loan Agreement, the Mortgagor has agreed to execute in favour of the Mortgagee this Mortgage for the purpose of securing payment by the Mortgagor to the Mortgagee of all sums from time to time owing to the Mortgagee whether by way of principal, interest or otherwise and costs, charges, expenses or other moneys connected with or for the purpose of creating, preserving, maintaining, administering, protecting, enforcing or attempting to enforce this security in the manner and at the times set forth in the Loan Agreement and the Deed of Covenant and the performance of all the obligations of the Mortgagor towards the Mortgagee as contained in the Loan Agreement and the Deed of Covenant and whereas the amount of principal and interest and any other monies due at any given time can be ascertained by reference to the Loan Agreement and the Deed of Covenant and/or to the books of account (or other accounting records) of the Mortgagee.
Now, we, (b) ADVENTURE NINE S.A., in consideration of the premises for ourselves and our successors, covenant with the said (c) FBB-FIRST BUSINESS BANK S.A., and (d) its assigns, to pay to it the sums for the time being due on this security, whether by way of amounts payable under the Loan Agreement or interest at the times and manner aforesaid. And for the purpose of better securing to the said (c) FBB-FIRST BUSINESS BANK S.A., the payment of such sums as last aforesaid, we do hereby mortgage to the said (c) FBB-FIRST BUSINESS BANK S.A., sixty-four sixty-fourth shares of which we are the owners in the Ship above particularly described, and in her boats, guns, ammunition, small arms, and appurtenances.
Lastly, we, ADVENTURE NINE S.A., for ourselves and our successors, covenant with the said (c) FBB-FIRST BUSINESS BANK S.A., and (d) its assigns that we have power to mortgage in manner aforesaid the above-mentioned shares and that the same are free from encumbrances.
IN WITNESS whereof, this Mortgage has been executed as a Deed this 2nd day of April, 2008.

Seal	Individual/Corporation	Attestation
	ADVENTURE NINE S.A.	I, (f)
name of  ~~individual~~ /company
of (g)

hereby testify that in my presence
	per ,	(i) this Mortgage was signed by

	signature as ~~Individual/Director/Secretary/ Officer/~~Attorney-in-fact (h)	as Individual/Director/Secretary/Officer/ Attorney-in-fact (h)

and
	~~signature as Individual/Director/Secretary/ Officer/Attorney-in-fact (h)~~ 	as Individual/Director/Secretary/Officer/ Attorney-in-fact (h)
and
(ii) the corporate seal (h)/personal seal (h) of the transferor was affixed this day of
	in the presence of the witness ~~whose attestation is given opposite~~	Signature of witness